Exhibit 3.1.2
CERTIFICATE OF AMENDMENT
TO
RESTATED CERTIFICATE OF INCORPORATION
OF
SKILLED HEALTHCARE GROUP, INC.
A DELAWARE CORPORATION
     Skilled Healthcare Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), DOES HEREBY CERTIFY:
     1. The name of the Corporation is Skilled Healthcare Group, Inc. The Corporation was originally incorporated under the name SHG Holdings Solutions, Inc., and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on October 21, 2005.
     2. The Board of Directors of the Corporation adopted a resolution setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation. The resolution setting forth the proposed amendment is as follows:
     NOW, THEREFORE, BE IT RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended so that, as amended, Article 4, Part A shall read in its entirety as follows:
     PART A. AUTHORIZED CAPITAL STOCK.
     The total number of shares of stock which the Corporation has authority to issue is 225,050,000 shares, consisting of:
1)	25,000 shares of Class A Preferred Stock, $0.001 par value per share (the “Class A Preferred Stock”);

2)	25,000 shares of Class B Preferred Stock, $0.001 par value per share (the “Class B Preferred Stock,” and together with the Class A Preferred Stock, the “Preferred Stock”);

3)	175,000,000 shares of Class A Common Stock, $0.001 par value per share (the “Class A Common Stock”); and

4)	50,000,000 shares of Class B Common Stock, $0.001 par value per share (the “Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”).
     RESOLVED FURTHER, that the Restated Certificate of Incorporation of the Corporation be amended so that, as amended, Article 4, Part D shall read in its entirety as follows:

     PART D. POWERS, PREFERENCES AND SPECIAL RIGHTS OF THE COMMON STOCK.
     Except as otherwise provided herein or by law, all shares of Common Stock (both shares of Class A Common Stock and shares of Class B Common Stock), shall be identical in all respects and shall entitle the holders thereof to the same powers, privileges and rights, subject to the same qualifications, limitations and restrictions. Without limiting the foregoing provisions of this paragraph, whenever any dividend or distribution (including any distribution upon liquidation, dissolution or winding up of the Corporation or upon the reclassification of shares or a recapitalization of the Corporation) is made on the shares of Class A Common Stock, a like dividend or distribution shall be made on the shares of Class B Common Stock, and, whenever any dividend or distribution (including any distribution upon liquidation, dissolution or winding up of the Corporation or upon the reclassification of shares or a recapitalization of the Corporation) is made on the shares of Class B Common Stock, a like dividend or distribution shall be made on the shares of Class A Common Stock; provided, however, that at any time when shares of Class B Common Stock are outstanding no dividend or other distribution shall be payable in shares of Class A Common Stock or Class B Common Stock or securities convertible into, exchangeable for or exercisable to acquire shares of Class A Common Stock or Class B Common Stock (including a distribution pursuant to a stock split or a division of such class of stock or a recapitalization of the Corporation), unless only shares of Class A Common Stock or securities convertible into, exchangeable for or exercisable to acquire shares of Class A Common Stock shall be distributed with respect to any outstanding shares of Class A Common Stock and simultaneously only a like number per share of shares of Class B Common Stock or securities convertible into, exchangeable for or exercisable to acquire shares of Class B Common Stock and otherwise in all material respects having the same powers, privileges and rights as the securities distributed with respect to the shares of Class A Common Stock shall be distributed with respect to any outstanding shares of Class B Common Stock. The Corporation shall not subdivide or combine (by stock split, reverse stock split, recapitalization, merger, consolidation or other transaction) its shares of Class A Common Stock or Class B Common Stock, as the case may be, without in the same manner subdividing or combining its shares of Class B Common Stock or Class A Common Stock, respectively.
     Section 1. Voting Rights.
     Except as otherwise provided herein or by law, the holders of shares of Common Stock shall have the power to vote on all matters on which stockholders of the Corporation may vote (or to consent in lieu of a vote at a meeting) and on all matters on which the holders of Common Stock shall be entitled to vote (or consent in lieu of a vote at a meeting) the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall vote together as though holders of a single class of capital stock (or, if any holders of any other class or series of capital stock of the Corporation are entitled to vote together with the holders of Common Stock of any class, as though a single class with the holders of such other class or series as well as the holders of Common Stock) and shall have on each such matter the voting powers provided by the following provisions of this section.

(a) Holders of Class A Common Stock shall be entitled to one vote for each share of Class A Common Stock held on all matters on which holders of Common Stock are entitled to vote.
(b) Holders of Class B Common Stock shall have ten votes for each share of Class B Common Stock held on all matters on which holders of Common Stock are entitled to vote, provided that from and after the Transition Date, holders of Class B Common Stock shall have one vote for each share of Class B Common Stock held.
(c) In addition to any other voting right or power to which the holders of Class B Common Stock shall be entitled hereunder or by law, holders of Class B Common Stock shall be entitled to vote as a separate class, in addition to any other vote of stockholders that may be required, on the approval or adoption of (i) any alteration, repeal or amendment of the certificate of incorporation of the Corporation, whether by merger, operation of law or otherwise, that would adversely affect the powers, preferences or rights of the holders of Class B Common Stock, and (ii) any merger or consolidation of the Corporation with any other entity if, as a result, a share of Class B Common Stock would be converted into or exchanged for, or receive, any consideration that differs from that applicable to a share of Class A Common Stock as a result of such merger or consolidation, other than a difference limited to preserving the relative voting power of the holders of Class A Common Stock and Class B Common Stock. In respect of any matter as to which the holders of the Class B Common Stock shall be entitled to a class vote in accordance with this section, holders shall have one vote for each share of Class B Common Stock held, and the affirmative vote of the holders of a majority of the shares of Class B Common Stock then outstanding shall be required for approval.
(d) In addition to any other voting right or power to which the holders of Class A Common Stock shall be entitled hereunder or by law, holders of Class A Common Stock shall be entitled to vote as a separate class, in addition to any other vote of stockholders that may be required, on the approval or adoption of (i) any alteration, repeal or amendment of the certificate of incorporation of the Corporation, whether by merger, operation of law or otherwise, that would adversely affect the powers, preferences or rights of the holders of Class A Common Stock, and (ii) any merger or consolidation of the Corporation with any other entity if, as a result, a share of Class B Common Stock would be converted into or exchanged for, or receive, any consideration that differs from that applicable to a share of Class B Common Stock as a result of such merger or consolidation, other than a difference limited to preserving the relative voting power of the holders of Class A Common Stock and Class B Common Stock. In respect of any matter as to which the holders of the Class A Common Stock shall be entitled to a class vote in accordance with this section, holders shall have one vote for each share of Class A Common Stock held, and the affirmative vote of the holders of a majority of the shares of Class A Common Stock then outstanding shall be required for approval.
     Section 2. Mandatory Conversion and Optional Conversion of Shares of Class B Common Stock.
(a) Upon the Transfer of a share of Class B Common Stock to any Person other than a member of the Class B Group, such share of Class B Common Stock so Transferred shall automatically, and without any notice to or action by the Corporation, the holder thereof or any other Person (other than the effectuation of the Transfer), convert into one share of Class A Common Stock. The Corporation shall not register or otherwise give effect to a Transfer of shares of Class B Common Stock referred to in the foregoing sentence without reflecting the conversion of such shares into shares of Class A Common Stock and, as soon as practicable after the Corporation has knowledge of any Transfer of shares of Class B Common Stock as to which conversion of such shares into shares of Class A Common Stock is required, shall effectuate the conversion of such shares. For the purpose of effectuating the conversion of shares of Class B Common Stock into shares of Class A Common Stock in accordance with the provisions of this paragraph, the provisions of paragraph (e) of this section shall apply.
(b) Each holder of Class B Common Stock shall be entitled to convert at any time, in the manner provided by paragraph (d) of this section, all or any portion of such holder’s Class B Common Stock into shares of fully paid and non-assessable Class A Common Stock at the ratio of one share of Class A Common Stock for each share of Class B Common Stock so converted.
(c) The holders of a majority of the voting power of all the outstanding shares of Class B Common Stock shall be entitled to cause the conversion at any time in the manner provided by paragraph (d) of this section, all, but not less than all, of the outstanding shares of Class B Common Stock into shares of fully paid and non-assessable Class A Common Stock at the ratio of one share of Class A Common Stock for each share of Class B Common Stock so converted. In the event of any such conversion, each share of Class B Common Stock which is then outstanding shall automatically, and without any notice to or action by the Corporation, the holder or any other Person, convert into one share of Class A Common Stock. For the purpose of effectuating the conversion of shares of Class B Common Stock into shares of Class A Common Stock in accordance with the immediately preceding sentence, the provisions of paragraph (e) of this section shall apply.
(d) The right to convert shares of Class B Common Stock into shares of Class A Common Stock as provided by paragraph (b) of this section and the first sentence of paragraph (c) of this section shall be exercised by the surrender to the Corporation of the certificate or certificates representing the shares to be converted at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Corporation’s transfer agent (the “Transfer Agent”), accompanied by a written notice of the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, into shares of Class A Common Stock, as shall be stated in such notice, and, if certificates representing any of the shares to be issued upon such conversion are to be issued in a name other than that of the holder of the share or shares converted, accompanied by an instrument of transfer, in form satisfactory to the Corporation and to the Corporation’s transfer agent for the Common Shares, duly executed by such holder or such holder’s duly authorized attorney, and the holder shall at such time also make payment or provision for payment of any taxes applicable to such Transfer if required by the following provisions of this subsection. As promptly as practicable following the surrender for conversion of a certificate representing shares to be converted with the notice and in the manner provided in this paragraph, and, in the event the conversion is effected in connection with a Transfer, the payment of any amount required by the provisions of this section to be paid by the holder in connection with such Transfer, the Corporation shall deliver or cause to be delivered at the office of the Transfer Agent a certificate or certificates representing the number of whole shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may have directed. The issuance of certificates for shares upon such a conversion shall be made without charge to the holders of the shares to be converted for any stamp or other similar stock transfer or documentary tax assessed in respect of such issuance; provided, however, that, if any such certificate is to be issued in a name other than that of the holder of the share or shares to be converted, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any Transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not payable. Any such conversion of shares shall be considered to have been effected immediately prior to the close of business on the date of the surrender of the certificate or certificates representing the shares to be converted accompanied by the required notice and payment, if any. Upon the date any such conversion is deemed effected, all rights of the holder of the converted shares as such holder shall cease (except as to matters for which the record date was prior to such conversion), and the person or persons in whose name or names the certificate or certificates representing the shares to be issued upon conversion of the shares surrendered for conversion shall be treated for all purposes as having become the record holder or holders of the shares of Class A Common Stock issuable upon such conversion; provided, however, that, notwithstanding the foregoing, if any such surrender and payment occurs on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares are to be so issued shall be deemed the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.

(e) In the event of any conversion effected automatically without notice pursuant to paragraph (a) or paragraph (c) of this section, until the certificates representing shares which have been converted shall have been surrendered to the Corporation, such certificates shall represent the appropriate number of shares of Class A Common Stock into which the shares of Class B Common Stock represented by such certificates shall have been converted or, if not all shares have been so converted, the appropriate number of shares of Class A Common Stock into which the shares of Class B Common Stock represented by such certificates shall have been converted and the appropriate number of shares of Class B Common Stock represented by such certificates that have not been so converted. Upon surrender by any holder of certificates representing shares which have been automatically converted pursuant to paragraph (a) or paragraph (c) of this section, the Corporation shall issue to such holder a new certificate or certificates representing the number of shares of Class A Common Stock into which shares of Class B Common Stock represented by the surrendered certificates shall have been converted and, if not all shares of Class B Common Stock represented by the surrendered certificates have been so converted, the appropriate number of shares of Class B Common Stock that have not been so converted; provided that, in the event conversion is effected in connection with a Transfer, all required stamp and transfer taxes required to be paid in connection with such Transfer shall have been paid. Upon conversion of such shares of Class B Common Stock into shares of Class A Common Stock, all rights of the holder of the converted shares as such holder shall cease, and the holder of such converted shares and/or such holder’s transferee(s) shall be treated for all purposes as having become the record holder or holders of the shares of Class A Common Stock issuable upon such conversion. Any such conversion of shares shall be considered to have been effected immediately prior to the close of business on the date such conversion has been automatically effected, or if such automatic conversion is effected on any date when the stock transfer books of the Corporation shall be closed, such automatic conversion shall be considered to have been effected immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.
(f) No adjustments in respect of dividends declared and payable on Common Stock (of any class), or any other security into which shares of Class B Common Stock or Class A Common Stock shall be convertible, shall be made upon the conversion of shares of Class B Common Stock or Class A Common Stock as provided in this section; provided, however, that, if a share of Common Stock shall be converted subsequent to the record date for the payment of a dividend or other distribution on the shares or other security into which such share is convertible but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof or any default in payment of the dividend or distribution due before the conversion.

(g) In the event of a reclassification of the Class A Common Stock or the Class B Common Stock, or a recapitalization of the Corporation or similar transaction, as a result of which the shares of Class A Common Stock or Class B Common Stock are converted into or exchanged for another security, then a holder of Class B Common Stock or Class A Common Stock, as the case may be, shall be entitled to receive upon conversion of such holder’s shares where permitted in accordance with the foregoing provisions of this section the amount per share of such other security that such holder would have received if such holder had converted any or all of such holder’s shares of Class B Common Stock into Class A Common Stock, as the case may be, immediately prior to the record date of such reclassification, recapitalization or similar transaction.
(h) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock (or any other security of the Corporation into which the Class B Common Stock becomes convertible), solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock (or any other security of the Corporation into which the Class B Common Stock becomes convertible) that shall be issuable upon the conversion of all outstanding shares of Class B Common Stock.
(i) Shares of Class B Common Stock that are converted into shares of Class A Common Stock (or another security) as provided herein shall continue as authorized but unissued shares of Class B Common Stock and shall be available for reissue by the Corporation; provided, however, that no shares of Class B Common Stock shall be re-issued at any time when no shares of Class B Common Stock are outstanding.
     Section 3. Dividends.
     As and when dividends are declared or paid with respect to shares of Common Stock, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to receive such dividends pro rata at the same rate per share, except that dividends payable in shares of Common Stock shall be subject to the first paragraph of Article IV, Section C. The rights of the holders of Common Stock to receive dividends are subject to the provisions of the shares of Class A Preferred, the Class B Preferred and, if any, the shares of any other securities of the Corporation that by their terms are senior to the Common Stock with respect to dividends.
     Section 4. Liquidation.
     Subject to the provisions of the shares of Class A Preferred, the Class B Preferred and, if any, the shares of any other securities of the Corporation that by their terms are senior to the Common Stock with respect to liquidation, the holders of the Common Stock shall be entitled to participate pro rata at the same rate per share in all distributions made to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.
     Section 5. Registration of Transfer.

     The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate and the Corporation shall forthwith cancel such surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Common Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.
     Section 6. Replacement.
     Upon receipt of evidence reasonably satisfactory to the Corporation (provided, that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution, institutional investor or member of the Onex Group, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Common Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.
     Section 7. Notices.
     All notices referred to herein shall be in writing, and shall be delivered by registered or certificated mail, return receipt requested, postage paid, and shall be deemed to have been given when so mailed (i) to the Corporation at its principal executive offices and (ii) to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).
     Section 8. Amendment and Waiver.
     No amendment or waiver of any provision of this Part D shall be effective without the prior consent of the holders of a majority of the then outstanding shares of Common Stock voting as a single class.
     RESOLVED FURTHER, that the Restated Certificate of Incorporation of the Corporation be amended so that, as amended, Article 4, Part E includes the following definitions:

     “Affiliate” means, with respect to any Person, (a) any director or executive officer of such Person, (b) any spouse, parent, sibling, descendant or trust for the exclusive benefit of such Person or his or her spouse, parent, sibling or descendant (or the spouse, parent, sibling or descendant of any director or executive officer of such Person), and (c) any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. For the purpose of this definition, (i) “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, status as a general partner, or by contract or otherwise and (ii) Onex and Onex Partners shall be deemed to control any Person (A) controlled by Gerald W. Schwartz so long as Mr. Schwartz controls Onex or (B) if Onex has sole or shared “voting power” or “investment power,” as those terms are defined in the rules of the Securities and Exchange Commission, over the Class B Common Stock held by such Person.
     “Conversion Shares” means the Class B Common Stock.
     “Corporation” means Skilled Healthcare Group, Inc.
     “Class B Group” means (i) all members of the Onex Group, (ii) all Management Investors and (iii) any other Person who obtained Class B Common Stock upon the recapitalization of the Corporation’s Common Stock into Class B Common Stock (and their respective Affiliates).
     “Management Investor” means any individual employed by the Corporation or any subsidiary of the Corporation that received Class B Common Stock upon the recapitalization of the Corporation’s Common Stock into Class B Common Stock and any Affiliate of such individual employee to whom such individual employee Transfers Common Stock.
     “Onex” means Onex Corporation, a corporation organized and existing under the laws of the Province of Ontario, Canada and any successor to all or substantially all of the assets and business thereof.
     “Onex Group” means Onex, Onex Partners and any controlled Affiliate of Onex or Onex Partners, each of which shall be considered “a member of the Onex Group” for purposes hereof.
     “Onex Partners” means Onex Partners LP, a limited partnership organized under the laws of the State of Delaware, and any successor to all or substantially all the assets and business thereof.
     “Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization or a government or any department or agency thereof.
     “Transfer” means, with respect to shares of Common Stock, to sell, assign, donate, contribute, place in trust (including a voting trust), or otherwise voluntarily or involuntarily dispose of, directly or indirectly, such shares, but shall not include the creation of a security interest in or pledge of such shares.
     “Transition Date” means the first time, if any, that the total number of outstanding             shares of Class B Common Stock is less than 10% of the total number of shares of Common Stock outstanding.
     RESOLVED FURTHER, that the Restated Certificate of Incorporation of the Corporation be amended to add a new Part F to Article 4 as follows:
     PART F. STOCK SPLIT.
     Upon the filing of this Certificate of Amendment to Restated Certificate of Incorporation (the “Effective Time”), a 507-for-one stock split for each share of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall automatically and without any action of the part of the holders thereof occur (the “Stock Split”). The par value of the Old Common Stock shall remain $0.001 per share. No fractional shares of Old Common Stock shall be issued upon the Stock Split or otherwise. In lieu of any fractional shares of Old Common Stock to which the stockholder would otherwise be entitled upon the Stock Split, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of the Old Common Stock as determined by the Board of Directors of the Corporation.

     RESOLVED FURTHER, that the Restated Certificate of Incorporation of the Corporation be amended to add a new Part G to Article 4 as follows:
     PART G. RECAPITALIZATION.
     Immediately following the Effective Time and the Stock Split, each share of the Old Common Stock shall automatically and without any action on the part of the holder thereof become one share of validly issued, fully paid, and non-assessable Class B Common Stock authorized by Part A of this Article 4. Each certificate that prior to the Effective Time represented a share or shares of Old Common Stock shall thereafter represent that number of shares of Class B Common Stock that the share or shares of Old Common Stock represented by such certificate shall have become in accordance with this Part G, until such certificate is presented to the Corporation or the Corporation’s transfer agent for the Common Stock for transfer or reissue, in which event the Corporation or such transfer agent shall issue one or more stock certificates representing the appropriate number of shares of Class B Common Stock.
* * *

     The foregoing amendment has been duly adopted by the Corporation’s Board of Directors in accordance with the applicable provisions of Sections 242 of the General Corporation Law. In addition, said amendment was duly adopted by written consent of the stockholders of the Corporation in lieu of a meeting in accordance with the provisions of Section 228 of the General Corporation Law.

     IN WITNESS WHEREOF, the undersigned has executed this certificate on April 26, 2007.

/s/ Roland G. Rapp
Roland G. Rapp
General Counsel, Chief Administrative Officer and Secretary